UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2020
KAR Auction Services, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11299 N. Illinois Street
Carmel, Indiana 46032
(Address of principal executive offices)
(Zip Code)

(800) 923-3725
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KAR	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2020, the Company entered into new employment agreements with certain of its executive officers, including John Hammer, Chief Commercial Officer of the Company and President of ADESA and Eric Loughmiller, Executive Vice President and Chief Financial Officer, which superseded their prior employment agreements with the Company.

Under the employment agreements, the executives are generally eligible to (i) earn a base salary, (ii) earn annual cash bonuses, (iii) receive equity-based awards consistent with other executive-level employees of the Company, (iv) participate in the Company’s standard health and welfare benefit programs and (v) receive an annual automobile allowance.

In the event any of the executives are terminated by the Company without “cause” or such executive resigns for “good reason” (each as defined in the agreements), the executive would be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) a lump sum cash payment equal to the sum of one and a half times his annual base salary plus target annual bonus for the year in which such termination of employment occurs; (ii) if the executive is participating in the Company’s health plans on the date of such termination of employment, COBRA premium payments for 18 months or until the executive becomes eligible for coverage under another employer’s health plan (the “Continued Benefits”); (iii) payment of a pro-rata portion of any annual bonus that the executive would have received for the year of termination based on actual performance (the “Pro Rata Bonus”); and (iv) a payment equal to the amount of any annual bonus which has been earned in a prior year but which has not yet been paid to the executive (the “Earned but Unpaid Bonus”).

In the event any of the executives are terminated by the Company without “cause” or such executive resigns for “good reason,” and such termination occurs within two years of a “change of control” (each as defined in the agreements), the executive would be entitled to receive, subject to the execution and non-revocation of a release of claims, (i) a lump sum cash payment equal to the sum of two times his annual base salary plus target annual bonus for the year in which such termination of employment occurs; (ii) the Continued Benefits; (iii) the Pro Rata Bonus; and (iv) the Earned but Unpaid Bonus.

In the event any of the executives are terminated due to death or “disability” (as defined in the agreements), the executive or his estate/beneficiaries would be entitled to receive (i) Continued Benefits; (ii) the Pro Rata Bonus; and (iii) the Earned but Unpaid Bonus.

Upon a termination of employment for any reason, the executives will be subject to the following one year post-termination restrictive covenants: (i) non-competition restrictions and (ii) non-solicitation of Company employees and customers.

The foregoing summary of the employment agreements is qualified in its entirety by reference to the full texts of the agreements, which are attached as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

        (d) Exhibits

         EXHIBIT NO.   DESCRIPTION OF EXHIBIT

10.1    Employment Agreement, dated March 9, 2020, between KAR Auction Services, Inc. and John C. Hammer

10.2    Employment Agreement, dated March 9, 2020, between KAR Auction Services, Inc. and Eric M. Loughmiller

104    Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAR AUCTION SERVICES, INC.

Date: March 13, 2020 By: /s/ Charles S. Coleman
Charles S. Coleman
Senior Vice President, General Counsel and Secretary